LOAN AGREEMENT

THIS LOAN AGREEMENT (this "Agreement") dated this 1st day of December, 2020

BETWEEN:

Michael Heller of 334 Grant Crescent, Waterloo, ON N2K 2A2
(the "Lender")

OF THE FIRST PART

and

FlooidCX Corp, a Nevada corporation with principal offices at

1282A Cornwall Road, Oakville, ON L6J 7W5
(the "Corporation")

OF THE SECOND PART

BACKGROUND:

A. The Corporation is duly incorporated in the State of Nevada, USA

B. The Lender agrees to loan certain monies (the "Loan") to the Corporation.

IN CONSIDERATION OF the Lender providing the Loan to the Corporation, and the Corporation repaying the Loan to the Lender, both parties agree to keep, perform, and fulfill the promises, conditions and agreements below:

1. **Loan Amount & Interest**

   The Lender promises to loan Canadian $120,000.00, to the Corporation and the Corporation promises to repay this principal amount to the Lender at such address as may be provided in writing, without interest payable on the unpaid principal.

2. **Payment**

   This loan is repayable on demand within 180 day(s) of the Lender providing the Corporation with written notice of demand. At any time while not in default under this Agreement, the Corporation may pay the outstanding balance then owing under this Agreement to the Lender without further bonus or penalty.

3. **Default**

Notwithstanding anything to the contrary in this Agreement, if the Corporation defaults in the performance of any obligation under this Agreement, then the Lender may declare the principal amount owing under this Agreement at that time to be immediately due and payable.

4. **Governing Law**

This Agreement will be construed in accordance with and governed by the laws of the Province of Ontario.

5. **Costs**

All costs, expenses and expenditures including, and without limitation, the complete legal costs incurred by enforcing this Agreement as a result of any default by the Corporation, will be added to the principal then outstanding and will immediately be paid by the Corporation.

6. **Assignment**

This Agreement will pass to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of the Corporation. The Corporation waives presentment for payment, notice of non-payment, protest, and notice of protest.

7. **Amendments**

This Agreement may only be amended or modified by a written instrument executed by both the Corporation and the Lender.

8. **Severability**

The clauses and paragraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

9. **General Provisions**

Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

10. Entire Agreement

This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or otherwise.

IN WITNESS WHEREOF , the parties have duly affixed their signatures under hand and seal on this **1st day of December, 2020.**

CORPORATION	**LENDER**
Richard Hue, CEO	Michael Heller